UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NETAPP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder:

I am writing to you on behalf of the Board of Directors (the “Board”) of NetApp, Inc. (“NetApp,” or the “Company”), with respect to our upcoming Annual Meeting, to be held on September 13, 2018, and specifically to request your vote:

•	FOR the Reelection of Director T. Michael Nevens, the chairman of our Board and chairman of the Corporate Governance and Nominating Committee (the “Governance Committee”); and

•

FOR Proposal 6, to ratify the changes made by the Board to the Company’s Bylaws in May 2018 to provide shareholders with a newly established right to request a special meeting of stockholders (the “Stockholder Special Meeting Provision”), in each case, notwithstanding the contrary recommendation issued by Institutional Shareholder Services (“ISS”). We believe that ISS’s recommendations fail to consider all relevant information concerning the Board’s actions in and relating to the adoption of the Stockholder Special Meeting Provision, and we ask you to vote in favor of reelecting Mr. Nevens and in favor of Proposal 6 in light of the following:

•

the Board and its Governance Committee acted in respect of the Stockholder Special Meeting Provision only after conducting significant and meaningful shareholder outreach, as well as related governance and peer outreach;

•

the Board and its Governance Committee sought to exclude the related stockholder proposal only after concluding that it was appropriate to seek all shareholders’ approval of the Stockholder Special Meeting Provision and considering guidance from the Staff of the Division of Corporation Finance (the “Staff”) of the U.S. Securities and Exchange Commission (the “SEC”) to the effect that shareholders could not logically support both the ratification we seek and the related stockholder proposal; and

•

Mr. Nevens’ proven track record—as both Chairman of the Board and as Chairman of the Governance Committee—of consistently and effectively advocating in favor of stockholder interests, and driving corporate governance improvements alongside strong Company performance, as discussed below.

Proposal 6 – Ratification of the Stockholder Special Meeting Provision

•	The Stockholder Special Meeting Provision was adopted pursuant to processes reflecting the Board’s commitment to the Company’s stockholders and good corporate governance

Following the receipt of a stockholder proposal from an individual stockholder requesting that the Board adopt provisions giving stockholders the right to request special meetings, the Board sought input from Company investors, engaging in discussions with holders of more than 40% of the Company’s outstanding shares regarding their views on such a right and the appropriate elements thereof. The feedback received during these meetings indicated:

•	that our investors were supportive of our governance practices;

•	our investors generally believed that a special meeting right would be beneficial to stockholders;

•

most of the stockholders contacted believed that at 10% ownership threshold as proposed by the stockholder proponent would be disruptive due to the low ownership threshold, particularly in light of the specific composition of NetApp’s shareholder base; and

•	investors contacted supported a stockholder special meeting provision with a higher threshold, with an ownership threshold of 25% receiving the strongest support.

Only after discussions with these stockholders, as well as other governance professionals and relevant peers, did the Board determine that—for NetApp and its stockholders—the Stockholder Special Meeting Provision ultimately adopted would be best suited to NetApp.

The Board, consistent with its commitment to good corporate governance, undertook in good faith a legitimate corporate action that considered a significant amount of stockholder input. The Board included Proposal 6 in its proxy statement to give all of the Company’s stockholders the opportunity to weigh in on the desirability of Stockholder Special Meeting Provision. The Board will of course consider a negative response to the proposal, should that be the outcome.

•	The Stockholder Special Meeting Provision balances stockholder rights and the Company’s resources

In adopting the Stockholder Special Meeting Provision, the Board also considered the disruption that special meetings cause to the Company’s business operations and the substantial costs they entail, including that:

•	organizing and preparing for a special meeting requires significant attention from our senior executives, diverting their focus from performing their primary functions;

•

the Board believes that due to the disruption special meetings cause, they should be called only to consider matters deemed by a significant portion of our stockholders to warrant immediate attention; and

•

an ownership threshold that is too low can allow a small minority of stockholders—and in the case of NetApp a single stockholder—to use Company resources to further their own special interests at great expense to the Company and other stockholders.

•

This view was widely reflected in our discussions with stockholders, many of whom indicated that they would not support a 10% threshold specifically because it is too disruptive and would thus be a drain on corporate resources, ultimately harming stockholders.

The Board believes that the Stockholder Special Meeting Provision, and its 25% required ownership threshold in particular, strikes the appropriate balance between enhancing the rights of all stockholders and preventing the disruption and unnecessary use of corporate assets and is consistent with the market standard.

•	The Board considered guidance from the Staff of the SEC in excluding the shareholder proposal and describing the effect of voting on Proposal 6

The Company received a stockholder proposal on March 12, 2018 requesting the Board take steps to give stockholders the ability to call a special meeting at a 10% threshold. On April 27, 2018, after engaging with stockholders, the Board amended the Company’s bylaws to provide stockholders with the ability to call a special meeting at a 25% threshold. On May 11, 2018, the Company requested no-action relief from the Staff of the SEC to allow it to exclude the stockholder proposal from its 2018 proxy statement. On June 26, 2018, the Staff of the SEC granted the Company no-action relief.

The Staff allowed the Company to exclude the stockholder proposal because it would have directly conflicted with management’s Proposal 6. According to the Staff of the SEC, “a reasonable shareholder could not logically vote in favor of both ratifying the Company’s existing 25% ownership threshold for calling a special meeting and lowering the threshold to 10%.” As a condition to the exclusion of the stockholder proposal, the Staff of the SEC requested that certain disclosures appear in the Company’s Proxy Statement, including “that the Company believes a vote in favor of ratification is tantamount to a vote against a proposal lowering the threshold;” a description of “the impact on the special meeting threshold, if any, if ratification is not received;” and what would be “the Company’s expected course of action, if ratification is not received.”

As discussed above, the Board determined that the Stockholder Special Meeting Provision actually adopted was in the best interests of the Company’s stockholders, and that as a matter of good corporate governance, the Board would also seek the ratification of the Company’s stockholders. Considering the views of the Staff of the SEC expressed above, the Board concluded that, if adopting the Stockholder Special Meeting Provision and seeking shareholder ratification were in the best interests of Company shareholders, excluding the conflicting shareholder proposal was, then, also in the best interests of shareholders.

Reelection of T. Michael Nevens

ISS is opposing Mr. Nevens’ reelection on the grounds of the Board’s adoption of the Stockholder Special Meeting Provision and exclusion of a conflicting shareholder proposal. However, the Stockholder Special Meeting Provision was adopted after consultation with the Company’s largest stockholders and consideration of SEC guidance, as detailed above. Mr. Nevens should not be penalized for the Board’s decision to appropriately act in response to the receipt of a stockholder proposal. Moreover, voting against Mr. Nevens on this single issue would be contrary to good corporate governance, as Mr. Nevens has a solid track record at NetApp, delivering positive corporate governance and initiatives alongside strong Company performance.

•	Mr. Nevens has a strong track record of implementing stockholder-friendly corporate governance measures

As Chairman of the Board and as Chair of the Company’s Corporate Governance and Nominating Committee, Mr. Nevens has consistently and effectively advocated in favor of stockholder interests and good corporate governance, including but not limited:

•	the Board’s efforts in 2018 to implement proxy access

•	the decision in 2018 to publish EEO-1 and diversity data annually

•	use of performance-based equity grants since 2016, and

•	the adoption of compensation clawbacks in 2015.

A vote against Mr. Nevens ignores his long history of pro-stockholder corporate governance initiatives.

•	Mr. Nevens’ tenure as Chairman of the Board of Directors has overseen positive financial and company performance at NetApp

As Chairman of the Board, as Chair of the Company’s Corporate Governance and Nominating Committee, and as a member of the Audit Committee, Mr. Nevens has consistently and effectively overseen positive performance and increase stockholder returns, including:

•	$3.2 billion returned to stockholders in share repurchases and dividends;

•	165% increase in NetApp’s stock price;

•	122% increase in quarterly dividends;

•	68% increase in non-GAAP earnings per share; and

•	Successful CEO succession and integration of new management team

A vote against Mr. Nevens ignores his oversight of positive Company performance.

•	The Board and the Governance Committee continued its practice of good corporate governance in adopting the Stockholder Special Meeting Provision

The Board determined, and continues to believe, that these three steps

•	adopting the best version of a special meeting right for this Company

•	seeking ratification of that right by our stockholders, and

•	excluding the conflicting and disfavored stockholder proposal—were in the best interests of the Company’s stockholders.

The Board adopted the Stockholder Special Meeting Provision based on feedback from stockholders holding 40% of the Company’s outstanding stock and after determining that it balances stockholder rights with Company resources. Consistent with our approach to proxy access last year in which we asked stockholders to share their views, we are now seeking ratification so that 100% of our stockholders have an opportunity to weigh in on this important right.

•	Any vote against Mr. Nevens based on Proposal 6 is premature

A vote against Mr. Nevens is unwarranted until the Company receives feedback from all stockholders on the ratification proposal and stockholders have the opportunity to consider the Company’s response to that feedback.

We thank you for your thoughtful consideration of the Board’s request that you vote for Proposal 6 and for the reelection of Mr. Nevens.

Sincerely,

George Kurian
Chief Executive Officer, President and Director
NetApp, Inc.